As filed with the Securities and Exchange Commission on April 14, 2009
Registration No. 333-148866

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
ZI CORPORATION
(Exact name of Registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
c/o Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Zi Corporation Stock Incentive Plan — 2007
(Full title of the plan)
Thomas Beaudoin
Chief Financial Officer
Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
(781) 565-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Jo-Anne Sinclair, Esq. General Counsel Nuance Communications, Inc. 1 Wayside Road Burlington, Massachusetts 01803 (781) 565-5000	Robert Sanchez, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 1700 K Street, NW, Fifth Floor Washington, DC 20006 (202) 973-8800
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-148866) (the “Registration Statement”) of Zi Corporation (the “Company”).
     On April 9, 2009, pursuant to the terms of an Arrangement Agreement, dated as of February 26, 2009, by and among the Company, Nuance Communications, Inc. (“Nuance”), and Nuance Acquisition ULC, an unlimited liability corporation existing under the laws of the Province of Alberta and an indirect wholly owned subsidiary of Nuance (“Sub”), the Company became a wholly owned subsidiary of Sub by way of a statutory plan of arrangement (the “Acquisition”). Pursuant to the Arrangement Agreement, each Zi common share outstanding prior to the Acquisition has been converted into the right to receive $0.34 in cash and approximately 0.037 shares of Nuance common stock.
     In connection with the Acquisition, the Company hereby removes from registration all of its securities registered pursuant to the Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on April 14, 2009.

ZI CORPORATION
By:	/s/ Thomas Beaudoin
Thomas Beaudoin
Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Beaudoin Thomas Beaudoin	Chairman of the Board, Director and Treasurer (Principal Financial and Accounting Officer)	April 14, 2009

/s/ Richard Martel Richard Martel	Director, President and Secretary (Principal Executive Officer)	April 14, 2009